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                                                                       EXHIBIT 8


      [LETTERHEAD OF SHERRILL, CROSNOE & GOFF, A PROFESSIONAL CORPORATION]


                                              ___________________, 1995



United Texas Financial Corporation
P.O. Box 4377
Wichita Falls, Texas  76308-0377

Re: Agreement and Plan of Reorganization (the "Agreement") dated as of October 28, 1994 between United Texas Financial Corporation ("UTFC") and Norwest Corporation ("Norwest") pertaining to the merger of a wholly-owned subsidiary of Norwest with and into UTFC
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     Our File:  21048.32

Gentlemen:

     We have acted as counsel for you in connection with the Agreement and the transactions contemplated thereby, and this opinion is being delivered to you at your request pursuant to paragraph 6(h) of the Agreement. All of the initially capitalized terms used herein which are not herein defined shall have the same respective meanings as assigned to them in the Agreement unless the context of such usage clearly requires otherwise.

     This opinion is limited to the material federal income tax aspects of the Merger and does not address any state or local tax aspects thereof. In addition, this opinion does not cover the special tax consequences, if any, that might apply to UTFC shareholders who may be entitled to special treatment under the Code (such as foreign persons, tax-exempt organizations, retirement plans and S corporations) or who do not hold their shares of UTFC Common Stock as a capital asset.

     This opinion is subject to and based upon certain assumptions and factual representations. These assumptions and representations are: (i) the Merger and related transactions will take place as described in the Agreement and its related agreement and plan of merger and in the Proxy Statement-Prospectus, the facts described in those documents are accurate, complete and will not materially change, and the conduct of the parties to the Merger is and will be materially consistent with those facts; (ii) the Merger will be a valid merger under Texas law; and (iii) the representations made to us (which we have not independently verified) by you and Norwest in the respective representation letters attached hereto as Exhibits "A" and "B," reference to each of which is here made for all purposes, are true, complete and accurate in all material respects.

     This opinion is also subject to the condition that as a result of the Merger, the former owners of the UTFC Common Stock will have a continuing interest in Norwest through the ownership of Norwest Common Stock that is equal in value to at least 50% of the value of all of
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the UTFC Common Stock immediately prior to the Merger. You represent to us that, to the best of your knowledge, this condition will be satisfied. Whether this condition is in fact satisfied, however, will depend on actual Norwest Common Stock dispositions made by the UTFC shareholders.

     Subject to the assumptions, conditions and qualifications described above, and based upon existing law, we are of the opinion that, for federal income tax purposes:

     1.  The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and Norwest, UTFC and Merger Co. will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

     2. No gain or loss will be recognized by the UTFC, Norwest or Merger Co. as a result of the Merger;

     3. No gain or loss will be recognized by the UTFC shareholders upon their receipt of Norwest Common Stock in exchange for their UTFC Common Stock; however, the payment of cash in lieu of fractional share interests in Norwest Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Norwest, and UTFC shareholders who receive these cash proceeds will be treated as having received a distribution in full payment in exchange for the fractional shares redeemed as provided in
Section 302(a) of the Code;

     4. The tax basis of the shares of Norwest Common Stock (including the fractional share interests) received by the UTFC shareholders will be the same as the tax basis of their UTFC Common Stock exchanged therefor; and

     5. The holding period of Norwest Common Stock in the hands of the UTFC shareholders will include the holding period of their UTFC Common Stock exchanged therefor, provided such UTFC Common Stock is held as a capital asset at the Effective Time of the Merger.

     We are licensed to practice law only in the State of Texas, and this opinion is limited in all respects to the substantive internal laws of the State of Texas and applicable laws of the United States.

     This opinion has been furnished to you for the purposes described above and is not to be relied upon, used or furnished to any other person without our written consent.

                                    Very truly yours,

                                    /s/  Sherrill, Crosnoe & Goff,
                                          A Professional Corporation